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                                                                     Exhibit 5.1

August 24, 2000


Clarent Corporation
700 Chesapeake Drive
Redwood City, CA  94063

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Clarent Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,235,795 shares of the Company's Common Stock, $.001 par value (the "Shares") pursuant to the ACT Networks 1987 Stock Option Plan, the ACT Networks 1993 Stock Option Plan, the ACT Networks 1995 Stock Option/Stock Issuance Plan, the ACT Networks 1997 Stock Incentive Plan and the ACT Networks 1997 Non-Executive Officer Stock Option/Stock Issuance Plan and certain option grants made pursuant to separate non-plan stock option agreements (together, the "Plans").

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company's Amended and Restated Certificate of Incorporation, as amended, and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By: /s/ Matthew B. Hemington, Esq.